Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in the Registration Statement of New Oriental Education & Technology Group Inc. on Form F-1 of our audit report dated July 10, 2006 (except for Note 2 and comprehension of the translation of Renminbi amounts into United States dollar amounts which are dated January 19, 2007), appearing in the prospectus, which is part of this Registration Statement.

We also consent to the reference made to us under the headings “Summary Condensed Consolidated Financial Information,” “Selected Consolidated Condensed Financial Data” and “Experts” in such prospectus.

/s/  Deloitte Touche Tohmatsu CPA Ltd.

Beijing, China

January 19, 2007